Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
LIME ENERGY CO.

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

Lime Energy Co., a Delaware corporation (the “Corporation”), hereby certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the Board of Directors of the Corporation (the “Board of Directors”), on December [23], 2014, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Corporation’s preferred stock, par value $0.01 per share, with a liquidation preference of $1,000 per share, which shall be designated as Series C Convertible Preferred Stock (the “Preferred Stock”), consisting of 10,000 shares, no shares of which have heretofore been issued by the Corporation, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

TERMS OF PREFERRED STOCK

1.                                      Definitions.  For the purposes hereof, the following terms shall have the following meanings:

1.1                               “Accruing Dividends” shall have the meaning stated in Subsection 3.1.

1.2                               “Additional Consideration” shall have the meaning stated in Subsection 4.2.3.

1.3                               “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 6.5.1 below, deemed to be issued) by the Corporation after the Original Issue Date, other than the Exempted Securities.

1.4                               “Available Proceeds” shall have the meaning stated in Subsection 4.2.1(b).

1.5                               “Base Amount” shall mean the Original Issue Price plus the amount of aggregate Accruing Dividends not previously paid.  The Base Amount shall be calculated on each Dividend Payment Date, and such amounts shall be the Base Amount until the next Dividend Payment Date.

1.6                               “Base Conversion Price” shall have the meaning stated in Subsection 6.5.1.

1.7                               “Board of Directors” shall have the meaning stated in the Preamble.

1.8                               “Cap” shall have the meaning stated in Subsection 5.1.

1.9                               “Capitalized Lease” shall mean any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

1.10                        “Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting power of the Corporation, or (b) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date and whose nomination or election to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date or whose election or nomination was previously so approved).

1.11                        “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

1.12                        “Conversion Price” shall initially be equal to $2.40.

1.13                        “Conversion Rights” shall have the meaning stated in Subsection 6.

1.14                        “Conversion Time” shall mean the close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates surrendered for conversion (or lost certificate affidavit and agreement) and of the Notice of Conversion.

1.15                        “Conversion Value” shall be equal to the Original Issue Price if there shall be no SEC Liability Excess.  If there shall be any SEC Liability Excess, the Conversion Value shall be equal to (i) the Original Issue Price plus (ii) the SEC Liability Excess multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock, and without giving effect to such adjustment to the Conversion Value or the adjustment for any SEC Liability Discharge Issuance) divided by the number of shares of Common Stock Outstanding on a Fully-Diluted Basis immediately prior to such calculation of Conversion Value.

1.16                        “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

1.17                        “Corporation” shall have the meaning stated in the Preamble.

1.18                        “Corporation Redemption Notice” shall have the meaning stated in Subsection 7.1.2.

1.19                        “Deemed Liquidation Event” shall mean each of the following events, unless the holders of at least a majority of the outstanding shares of Preferred Stock elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event (or in the case of a Change of Control Transaction, within thirty (30) days after public announcement of the facts giving rise to the Change of Control Transaction, which thirty (30) day period may be waived by the holders of a majority of the Preferred Stock):  (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or (c) a Change of Control Transaction.

1.20                        “Dilutive Issuance” shall have the meaning stated in Subsection 6.5.2.

1.21                        “Dilutive Issuance Notice” shall have the meaning stated in Subsection 6.5.4.

1.22                        “Dividend Payment Date” shall mean each June [23] and December [23].

1.23                        “Dividend Rate” shall mean 12.5% per annum unless a Penalty Dividend Rate is in effect, in which case it shall mean the Penalty Dividend Rate per annum.

1.24                        “Equity Securities” shall mean all shares, membership interests, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 promulgated under the Exchange Act and any instrument that is exercisable or exchangeable for or convertible into any of the foregoing).

1.25                        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including any rules or regulations issued in connection therewith.

1.26                        “Exempted Securities” shall mean (i) shares of Common Stock issued as a dividend or distribution on Preferred Stock; (ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 6.6, 6.7 or 6.8; (iii) shares of Common Stock, Options or Convertible Securities issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement duly approved by the Board of Directors or a committee thereof; (iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; (v) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement (or other strategic business relationship), the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital; (vi) Options or Convertible Securities issued to lenders in connection with indebtedness for or in respect of money borrowed not in excess of 150,000 Shares, provided that such issuances are approved by the Board of Directors, (vii) shares of Common Stock or Convertible Securities issued to the Purchaser named in the Purchase Agreement or its Affiliates within six (6) months after the Original Issue Date that is not an SEC Liability Discharge Issuance or (viii) shares of Common Stock or Convertible Securities issued to the Purchaser named in the Purchase Agreement or its Affiliates in accordance with the terms of the Purchase Agreement (or any shares issued upon the conversion of such Convertible Securities).

1.27                        “GAAP” shall mean United States generally accepted accounting principles.

1.28                        “General Corporation Law” shall have the meaning stated in the Preamble.

1.29                        “Holder Redemption Notice” shall have the meaning stated in Subsection 7.2.2.

1.30                        “Indebtedness” shall mean, without duplication, any and all obligations, contingent and otherwise, that in accordance with GAAP should be capitalized upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, in any event and whether or not so classified:  (a) all indebtedness for or in respect of money borrowed; (b) all obligations in respect of Capitalized Leases; (c) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (d) current liabilities in respect of unfunded vested benefits under any ERISA plan; (e) outstanding obligations under letters of credit; (f) outstanding obligations under acceptance facilities; (g) obligations under all guaranties, endorsements (other than for collection or deposits in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, or supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (h) outstanding obligations secured by any Lien on any asset of such Person, whether or not such obligations have been assumed; (i) swaps; and (j) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity of such Person.

1.31                        “Initial Consideration” shall have the meaning stated in Subsection 4.2.3.

1.32                        “Lien” shall mean any lien, encumbrance, mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security, deposit arrangement or other preferential arrangement, or charge (including, any conditional sale or other title retention agreement, or finance lease) of any kind and any restriction on transfer or otherwise.

1.33                        “Liquidation Amount” shall have the meaning stated in Subsection 4.1.

1.34                        “Maximum Share Amount” shall mean the maximum number of shares of Common Stock which the Corporation can issue pursuant to any rule or regulation of The NASDAQ Stock Market (or any other trading market on which the Common Stock trades), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Original Issue Date.

1.35                        “Merger Agreement” shall have the meaning stated in Subsection 4.2.1.

1.36                        “Notice of Conversion” shall have the meaning stated in Subsection 6.3.1.

1.37                        “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

1.38                        “Original Issue Date” shall mean the date on which the first share of Preferred Stock was issued.

1.39                        “Original Issue Price” shall mean $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock.

1.40                        “Outstanding on a Fully-Diluted Basis” shall mean the number of shares of Common Stock issued and outstanding plus the maximum number of shares of Common Stock that would be issued upon full exercise, exchange or conversion of all Equity Securities exercisable, exchangeable or convertible into Common Stock.

1.41                        “Penalty Dividend Rate” shall have the meaning stated in Subsection 7.5.

1.42                        “Permitted Indebtedness” shall mean up to $8,000,000 in the aggregate incurred under working capital lines of credit, term loans, in connection with the acquisition of capital assets, inventory or lease obligations with respect to newly acquired or leased assets or in connection with borrowing for general working capital purposes.

1.43                        “Person” shall mean and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

1.44                        “Preferred Stock” shall have the meaning stated in the Preamble.

1.45                        “Preferred Stock Director” shall have the meaning stated in Subsection 5.2.1.

1.46                        “Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of the date hereof, between the Corporation and Bison Capital Partners IV, L.P., a Delaware limited partnership, as the same may be amended from time to time.

1.47                        “Redemption Date” shall mean the effective date of a redemption pursuant to Section 7.

1.48                        “Redemption Payment” shall have the meaning stated in Subsection 7.4.

1.49                        “Redemption Price” per share shall equal the Original Issue Price per share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

1.50                        “SEC Liability Discharge Issuance” shall mean any issuance of Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 6.5.3) (i) the proceeds of which are used to discharge any portion of the SEC Liability Excess, (ii) the proceeds of which are used to discharge any Indebtedness that was incurred to discharge any portion of the SEC Liability Excess, or (iii) that is completed within six (6) months after either (A) any payment is made by the Corporation to discharge any portion of the SEC Liability Excess or (B) any Indebtedness was incurred by the Corporation to discharge any portion of the SEC Liability Excess; provided that, an issuance of Additional Shares of Common Stock satisfying clause (iii) above shall not be deemed an SEC Liability Discharge Issuance if all of the proceeds from such issuance (after paying customary expenses for such issuance) are disclosed in the offering materials for such issuance as being for the purpose of acquiring another identified corporation or business by merger, purchase of equity, purchase of substantially all of the assets of such corporation or business or other reorganization, exclusive license agreement or joint venture agreement (or other agreement constituting a strategic business relationship), and such proceeds are in fact used for such disclosed purposes.

1.51                        “SEC Liability Excess” shall mean any and all fines, judgments, settlement amounts or penalties imposed by the SEC on the Company in connection with the SEC Matter plus any costs and expenses incurred or paid after the Original Issue Date in connection with the SEC Matter (including attorney’s fees and any indemnification costs incurred after such date), minus any amount that an insurance carrier has paid or agreed to pay, in excess of the SEC Liability Coverage (as defined in that certain letter agreement, dated as of the date hereof, by and between the Company and the Purchaser named in the Purchase Agreement); provided that if an insurance carrier shall ultimately not pay an amount that was deducted for the purposes of calculating the SEC Liability Excess, such amount shall be added back to such calculation.

1.52                        “SEC Matter” shall mean the U.S. Securities and Exchange Commission investigation of the Company’s revenue recognition practices and financial reporting.

1.53                        “Stockholder Approval” shall have the meaning stated in Subsection 5.1.

1.54                        “Subsequent Equity Issuance” shall have the meaning stated in Subsection 6.5.2.

1.55                        “Trading Day” shall mean any day on which the Common Stock is traded on the NASDAQ Stock Market, or, if The NASDAQ Stock Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 3.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

2.                                      Ranking.  The Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Corporation, senior to the Common Stock, whether now outstanding or hereafter issued, and to each other class or series of capital stock of the Corporation (including any series of preferred stock established after the Original Issue Date by the Board of Directors).

3.                                      Dividends.

3.1                               Amount and Payment.  From and after the date of the issuance of any shares of Preferred Stock, dividends at the Dividend Rate of the Base Amount shall accrue on such shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) (the “Accruing Dividends”).  Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in Subsection 3.2 and Subsection 4.1, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends unless declared or in connection with a Deemed Liquidation Event or a redemption pursuant to Section 7.

3.2                               Limitation on Other Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless the holders of the Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (i) the aggregate Accruing Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of Common Stock or Convertible Security, if applicable, as if all such Convertible Securities had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

4.                                      Liquidation, Dissolution or Winding Up.

4.1                               Preferential Payments to Holders of Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or the holders of any other series of capital stock of the Corporation then outstanding that are junior to the Preferred Stock, by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii)  such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”).  For purposes of determining whether the amount set forth in clause (i) or clause (ii) of the immediately foregoing sentence is greater, it shall be assumed that each share of any other series of preferred stock convertible into Common Stock that would be entitled to a greater per share liquidation payment if so converted shall have been so converted.  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 4.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

4.2                               Deemed Liquidation Events.

4.2.1                     Effecting a Deemed Liquidation Event.

(a)                                 The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be consistent with the provisions of Subsection 4.1.

(b)                                 In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.  The provisions of Section 7 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection

4.2.1(b).  Prior to the distribution or redemption provided for in this Subsection 4.2.1(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

4.2.2                     Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring Person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

4.2.3                     Allocation of Escrow and Contingent Consideration.  In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 4.1 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 4.1 after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Subsection 4.2.3, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Initial Consideration.

5.                                      Voting.

5.1                               General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), including without limitation the election of directors not elected by the Preferred Stock pursuant to Subsection 5.2, each holder of an outstanding share of Preferred Stock shall be entitled to cast the number of votes equal to (a) the Original Issue Price divided by (b) $2.40, subject to adjustment for subdivisions and combinations of the Common Stock as set forth in this paragraph; provided, however, that until the requisite stockholder approval is obtained as contemplated by Section 8.1 of the Purchase Agreement (the “Stockholder Approval”), the number of votes with respect to the Preferred Stock shall not exceed such number reflecting 19.99% of the voting power with respect to the Company’s outstanding Common Stock (the “Cap”).  Except as provided by law or by the other provisions of this Certificate of Designation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.  If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the number of votes each holder of an outstanding share of Preferred Stock shall be entitled to cast shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the number of votes each holder of an outstanding share of Preferred Stock shall be entitled to cast shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

5.2                               Right to Elect Directors; Observation Rights.

5.2.1                     The holders of Preferred Stock shall be entitled to nominate and elect such number of authorized directors to the Board of Directors consistent with the voting power held by the holders of Preferred Stock on the Original Issue Date, calculated as a percentage of the overall votes entitled to be cast by the holders of all of the Company’s voting securities in the election of directors, rounded to the nearest whole number of directors.  Prior to the Stockholder Approval, such number of directors that can be nominated and elected by the holders of Preferred Stock shall be determined based solely on such holders’ ownership position on the Original Issue Date, and shall be based on the number of shares of Common Stock into which the Preferred Stock could have converted on such date, giving effect to the Cap and to Subsection 6.5.  Following the Stockholder Approval, such number of directors that can be nominated and elected by the holders of Preferred Stock shall be determined based solely on such holders’ ownership position on the Original Issue Date, and shall be based on the number of shares of Common Stock into which the Preferred Stock could have converted on such date, without giving effect to the limitations on voting rights prior to Stockholder Approval set forth in Subsection 5.1 and Subsection 6.4. Any director elected to the Corporation’s Board of Directors pursuant to this Subsection 5.2.1 shall be referred to as a “Preferred Stock Director”.  Any Preferred Stock Director may only be removed (i) by the holders of a majority of the Preferred Stock or (ii) by the holders of a majority of the voting power of the Corporation then entitled to vote on the election of directors, but only for cause (which term shall have the same meaning as used in Section 141(k) of the General Corporation Law and applicable judicial decisions interpreting such meaning ).

5.2.2                     Notwithstanding the provisions of Subsection 5.2.1, in the event the holders of Preferred Stock hold less than [16.45%] of the number of shares of Preferred Stock originally issued on the Original Issue Date, such holders shall no longer be entitled to nominate or elect any Preferred Stock Directors.

5.2.3                     Notwithstanding the provisions of Subsection 5.2.1, it shall be a requirement for election for any Preferred Stock Director that the election of such director shall not cause the Corporation to violate any law or the corporate governance requirements of any securities exchange or other trading facility on which the Common Stock or other securities of the Corporation may then be listed or quoted, that listed or quoted companies must have a majority of independent directors.

5.2.4                     From and after the Original Issue Date, subject to maintaining attorney-client and other professional privileges, the holders of the Preferred Stock shall also be entitled to permit one (1) additional representative of the holders of Preferred Stock, to attend all meetings of the Board of Directors (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to such observer, concurrently with the members of the Board of Directors, and in the same manner, notice of such meeting and, subject to an agreement to keep such information confidential, a copy of all materials provided to such members.

6.                                      Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

6.1                               Right to Convert.

6.1.1                     Conversion Ratio.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Conversion Value by the Conversion Price in effect at the time of conversion.  Upon such conversion, all accrued, undeclared and unpaid dividends on the shares of

Preferred Stock so converted shall be canceled.  Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

6.1.2                     Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 7, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the Redemption Price is not fully paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the day that is three (3) days preceding the earlier of (i) the closing of any transaction that falls within the definition of “Deemed Liquidation Event,” or (ii) the date fixed for the payment, or determination of any amounts distributable or payable on such event to the holders of Preferred Stock.

6.2                               Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.3                               Mechanics of Conversion.

6.3.1                     Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation (including the posting of adequate bond) to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice (the “Notice of Conversion”) that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  The Notice of Conversion shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer and any opinion of counsel which may be required by the Corporation’s transfer agent, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of the Conversion Time (assuming receipt of the documentation, if any, required by the Corporation pursuant to this Subsection 6.3.1).  The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 6.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

6.3.2                     Reservation of Shares.  The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

6.3.3                     Effect of Conversion.  All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 6.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.3.4                     No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

6.3.5                     Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 6.  The Corporation shall not, however, be required to pay any tax which may be payable (i) by the holder of the Preferred Stock as a result of such conversion or (ii) in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

6.4                               Issuance Limitations. The total number of shares of Common Stock issued or issuable hereunder shall not exceed the Maximum Share Amount, subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Original Issue Date.  Notwithstanding any other provision hereof, no shares of Common Stock in excess of 19.99% of the Corporation’s outstanding Common Stock, shall be issued by the Corporation hereunder, whether by reason of conversion, redemption or otherwise, and no voting rights with respect to shares of Common Stock in excess of 19.99% may be exercised, until after the Stockholder Approval is obtained.

6.5                               Adjustments to Conversion Price for Dilutive Issuances.

6.5.1                     Adjustment Upon Issuance of Additional Shares of Common Stock to Discharge any SEC Liability Excess.  If at any time while the Preferred Stock is outstanding, the Corporation or any of its subsidiaries shall effect an SEC Liability Discharge Issuance without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or SEC Liability Discharge Issuance (such price, the “Base Conversion Price”), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made upon each SEC Liability Discharge Issuance.

6.5.2                     Adjustment Upon Subsequent Equity Issuances. This Subsection 6.5.2 shall not apply to SEC Liability Discharge Issuances, which are instead subject to Subsection 6.5.1.  If at any time while the Preferred Stock is outstanding, the Corporation or any of its subsidiaries sells or grants any option to purchase or sells or grants any right to reprice, otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) Common Stock, Convertible Securities or Options, other than, in each case, Exempted Securities, entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the Conversion Price in effect immediately prior to such issue (such issuances, collectively, a “Subsequent Equity Issuance” and, together with an SEC Liability Discharge Issuance, a “Dilutive Issuance”), then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)                                 “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)                                 “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)                                  “A” shall mean the number of shares of Common Stock outstanding immediately prior to such Subsequent Equity Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such Subsequent Equity Issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such Subsequent Equity Issuance);

(d)                                 “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of such Additional Shares of Common Stock issued in such Subsequent Equity Issuance.

6.5.3                     Deemed Issue of Additional Shares of Common Stock.

(a)                                 If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 6.5.2, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                                  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 6.5.2 (either because the consideration per share (determined pursuant to Subsection 6.5.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 6.5.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)                                 Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 6.5.2, the Conversion Price shall be readjusted to such Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                                  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 6.5.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 6.5.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 6.5.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

6.5.4                     Notice of Dilutive Issuances.  The Corporation shall notify the holders of Preferred Stock in writing, no later than three (3) Trading Days following the issuance of any Additional Shares of Common Stock subject to this Subsection 6.5, indicating therein the applicable consideration received by the Corporation, including the issuance price, or applicable reset price, exchange price, Conversion Price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Subsection 6.5.4, upon the occurrence of any Dilutive Issuance, the holders of Preferred Stock are entitled to receive a number of conversion shares based upon the Base Conversion Price or the price determined in accordance with Subsection 6.5.2, as applicable, on or after the date of such Dilutive Issuance, regardless of whether a holder of Preferred Stock accurately refers to the Base Conversion Price or price determined in accordance Subsection 6.5.2, in the Notice of Conversion.

6.5.5                     Determination of Consideration.  For purposes of this Subsection 6.5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property:  Such consideration shall:

(i)                                     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 6.5.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)                                     The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number but subject to any limitations set forth therein), issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

6.5.6                     Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 6.5.2, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

6.6                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.7                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

6.8                               Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 2 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

6.9                               Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 4.2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 6.4, 6.6 or 6.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

6.10                        Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

6.11                        Notice of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7.                                      Redemption.

7.1                               Redemption by the Corporation.

7.1.1                     Unless prohibited by Delaware law governing distributions to stockholders, if, after the fourth anniversary of the Original Issue Date, any shares of Preferred Stock shall remain outstanding, then the Corporation may, in its sole discretion, redeem all, but not less than all, of the outstanding shares of Preferred Stock, at the Redemption Price.

7.1.2                     Redemption Notice.  The Corporation shall send written notice of any redemption pursuant to this Subsection 7.1 (the “Corporation Redemption Notice”) to each holder of record of Preferred Stock thirty (30) days prior to the Redemption Date.  Each Corporation Redemption Notice shall state:

(a)                                 the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Corporation Redemption Notice (which, for the avoidance of doubt, shall be all of the shares of Preferred Stock held by such holder);

(b)                                 the Redemption Date and the Redemption Price;

(c)                                  the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 6.1); and

(d)                                 that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

7.2                               Redemption by the Holder of Preferred Stock.

7.2.1                     Unless prohibited by Delaware law governing distributions to stockholders, if, after the fourth anniversary of the Original Issue Date, any shares of Preferred Stock shall remain outstanding, then the holder of such Preferred Stock may, in its sole discretion, require the Corporation to redeem all or a portion of the outstanding shares of Preferred Stock, at the Redemption Price.

7.2.2                     Redemption Notice.  Such holder shall send written notice of any required redemption pursuant hereto (the “Holder Redemption Notice”) to the Corporation not less than thirty (30) days prior to the Redemption Date. Each Holder Redemption Notice shall state:

(a)                                 the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Holder Redemption Notice; and

(b)                                 the Redemption Date and the Redemption Price.

Within five (5) days of receipt of the Holder Redemption Notice, the Corporation shall send written notice to such holder of shares of Preferred Stock designating the manner and the place in which such holder shall surrender his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

7.3                               Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 6, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation (including a bond if required by the Corporation’s transfer agent) to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Corporation Redemption Notice or pursuant to written notice by the Corporation to the holder of shares of Preferred Stock after receipt of a Holder Redemption Notice, as applicable, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed (in the case of a redemption required by a holder of shares of Preferred Stock pursuant to Subsection 7.2), a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

7.4                               Rights Subsequent to Redemption.  If the Corporation Redemption Notice or Holder Redemption Notice, as applicable, shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner (such payment or tender, “Redemption Payment”), then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7.5                               Failure to Make Redemption Payment.  If the Corporation fails to make the Redemption Payment by the Redemption Date for any reason, then, beginning with the Redemption Date, a Penalty Dividend Rate shall apply.  The “Penalty Dividend Rate” shall initially be 15% per annum and shall increase by an additional 1% per annum on each three-month anniversary of the Redemption Date thereafter, with such 1% increases continuing until such time as the Corporation makes the Redemption Payment (which, for the avoidance of doubt, must reflect the increased Redemption Price due to further Accruing Dividends).  Holders of Preferred Stock continue to have all rights associated with the Preferred Stock until the later of the Redemption Date or Redemption Payment, including without limitation, rights under Section 5 and Section 6.

8.                                      Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

9.                                      Negative Covenants.  As long as any shares of Preferred Stock are outstanding, unless the holders of at least a majority of the outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of its subsidiaries to, directly or indirectly:

9.1                               other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

9.2                               except for compensation of executive officers and directors approved by the Compensation Committee of the Board of Directors, purchase, acquire or lease any property or services from, or sell, transfer or lease any property or services to, or engage in an transaction with, any Affiliate (as defined under the Exchange Act) of the Company or related persons of such Affiliate, or its subsidiaries or otherwise enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the U.S. Securities and Exchange Commission;

9.3                               (i) enter into or engage in any business, either directly or indirectly, except for those businesses in which the Company and its subsidiaries are engaged on the date hereof or that are reasonably related and ancillary thereto or (ii) take any action designed or intended to impair or limit in any material respect the ability of Company or its subsidiaries to conduct its business;

9.4                               (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation, dissolution or winding-up of the Corporation or a Deemed Liquidation senior to or otherwise pari passu to, or with, the Preferred Stock, (iii) amend its certificate of incorporation or bylaws in any manner that adversely affects any rights of the holders of the Preferred Stock or (iv) increase the number of authorized shares of Preferred Stock; or

9.5                               enter into any agreement with respect to any of the foregoing.

10.                               Waiver.  Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Preferred Stock then outstanding.

11.                               Notices.  Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

*     *     *

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of this Corporation on this 23rd day of December, 2014.

By:	/s/ Adam Procell
Name: Adam Procell
Title: President